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                                                                   EXHIBIT 10.26

                           LOAN MODIFICATION AGREEMENT


      This Loan Modification Agreement ("this Agreement") is made as of October 9, 1997 between Augment Systems, Inc., a Delaware corporation (the "Borrower") and Fleet National Bank (the "Bank"). For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank act and agree as follows:

      1. Reference is made to: (i) that certain letter agreement dated August 4, 1997 (the "Letter Agreement") between the Borrower and the Bank; (ii) that certain $3,000,000 face principal amount promissory note dated August 4, 1997 (the "Revolving Note") made by the Borrower and payable to the order of the Bank; (iii) that certain Inventory, Accounts Receivable and Intangibles Security Agreement dated August 4, 1997 (the "IAR Security Agreement") given by the Borrower to the Bank; (iv) that certain Supplementary Security Agreement - Security Interest in Goods and Chattels dated August 4, 1997 (the "Supplementary Security Agreement") given by the Borrower to the Bank; and (v) that certain $750,000 original principal amount promissory note of even date herewith (the "Bridge Note") made by the Borrower and payable to the order of the Bank. The Letter Agreement, the IAR Security Agreement, the Supplementary Security Agreement and Bridge Note are hereinafter collectively referred to as the "Financing Documents".

      2. The purpose of this Agreement is to provide for the suspension of the revolving credit facility established by the Letter Agreement during the period (the "Bridge Loan Period") commencing at the date hereof and ending on the earlier of (i) the close of business on December 31, 1997, or (ii) the satisfaction of both of the Resumption Conditions (defined below). During the Bridge Loan Period, subject to the terms and conditions of the Letter Agreement (as amended hereby), a $750,000 loan (the "Bridge Loan") will replace said revolving credit facility. The Bridge Loan is being advanced in full at the date hereof. If at any time on or before December 31, 1997 the Borrower raises additional equity capital and satisfies both of the Resumption Conditions, the revolving credit facility will be reinstated and all of the amendments set forth in Sections 3, 5 and 6 below will be of no further force or effect; provided, however, that, even after such reinstatement, (1) Section 3.8 of the Letter Agreement will be deemed amended to provide that the Borrower's Capital Base (as defined in the Letter Agreement) will at all times be at least $5,000,000, and
(2) the amendments to the Letter Agreement made in Paragraphs 3i and 3n below will remain in effect. If the Borrower fails to satisfy both Resumption Conditions on or prior to December 31, 1997, then the Borrower will have no further right to obtain any loan or letter of credit under the Letter Agreement and the Bridge Loan (including all interest thereon to the date of payment) will become due and payable in full at the close of business on December 31, 1997. As used herein, the "Resumption Conditions" are: (1) the repayment in full by the Borrower of all principal of and interest on the Bridge Loan and (2) the Borrower raising additional equity capital so that, after giving effect to such repayment of the Bridge Loan, the Borrower's Capital Base is not less than $5,000,000.

      3. The Letter Agreement is hereby amended, effective during, but (except with respect to Paragraphs 3i and 3n below) only during the Bridge Loan Period, as follows:
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      a. By deleting in its entirety clause (i) of Section 1.1 of the Letter
Agreement and by substituting in its stead the following:

            "(i) that certain $750,000 face principal amount promissory note (the `Bridge Note') dated October 9, 1997 issued by the Borrower and payable to the order of the Bank,"

      b. By deleting in their entireties Sections 1.2 and 1.3 of the Letter Agreement and by substituting in their stead the following:

            "1.2. Bridge Loan; Bridge Note. The Bank is this day making a loan (the `Bridge Loan') to the Borrower in the original principal amount of $750,000. The Bridge Loan is evidenced by the Bridge Note and interest on the Bridge Loan will be payable at the times and at the rate provided for in the Bridge Note. Overdue principal of the Bridge Loan and, to the extent permitted by law, overdue interest shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) four (4%) percent per annum plus (ii) the per annum rate otherwise payable under the Bridge Note (but in no event in excess of the maximum rate from time to time permitted by applicable law), compounded monthly and payable on demand. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Bridge Note or on the books of the Bank, at or following the time of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Bridge Loan. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Bridge Loan. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Bridge Note. All payments by the Borrower hereunder and/or in respect of the Bridge Note shall be made net of any impositions or taxes and without deduction, set-off or counterclaim, notwithstanding any claim which the Borrower may now or at any time hereafter have against the Bank. All payments of interest, principal and any other sum payable hereunder and/or under the Bridge Note shall be made to the Bank, in lawful money of the United States in immediately available funds, at its offices at 75 State Street, Boston, MA 02109 or to such other address as the Bank may from time to time direct. All payments received by the Bank after 2:00 p.m. on any day shall be deemed received as of the next succeeding Business Day. All monies received by the Bank shall be applied first to fees, charges, costs and expenses payable to the Bank under this letter agreement, the Bridge Note and/or any of the other Loan Documents, next to interest then accrued on account of the Bridge Loan and only thereafter to principal of the Bridge Loan. All fees and interest payable hereunder and/or under the Bridge Note will be calculated on the basis of a 360-day year for the actual number of days elapsed.


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            1.3. Principal Repayment. The Borrower shall repay in full the
            Bridge Loan and all interest accrued thereon upon the first to occur of (i) February 28, 1998 or (ii) an acceleration under ss.5.2(a) following an Event of Default. The Borrower may repay, at any time, without penalty or premium, the whole or any portion of the Bridge Loan. Any amounts paid or prepaid with respect to principal of the Bridge Loan will not be available for reborrowing."

      c. By providing that, in the Letter Agreement generally, (i) all references to a "Revolving Loan" or to the "Revolving Loans" will be deemed to refer to the Bridge Loan and (ii) all references to the "Revolving Note" will be deemed to refer to the Bridge Note.

      d. By deleting in its entirety the second sentence of the first paragraph of Section 1.4 of the Letter Agreement and by substituting in its stead the following:

            "The proceeds of the Bridge Loan will be used by the Borrower solely for working capital purposes."

      e. By deleting in its entirety Section 1.5 of the Letter Agreement.

      f. By deleting in its entirety the last sentence of clause (iii) of
Section 3.6 of the Letter Agreement.

      g. By deleting in its entirety subclause (B) of clause (iv) of Section 3.6 of the Letter Agreement.

      h. By deleting in their entireties Sections 3.7-3.10, inclusive, of the Letter Agreement.

      i. By adding to Article III of the Letter Agreement, at the end of such Article, the following:

            "3.13. Warrants. The Borrower will issue to the Bank, as soon as reasonably practicable, detachable warrants (the `Warrants') to purchase 100,000 shares of the Borrower's common stock at an exercise price of $1.00 per share. The Warrants will be issued for no consideration other than the Bank's agreement to enter into the October 9, 1997 amendments to this letter agreement and to make a $750,000 bridge loan pursuant thereto. The Warrants will be in form and substance satisfactory to the Bank, will have an exercise period of 5 years and will be governed by a warrant purchase agreement (the `Warrant Agreement') in form and substance satisfactory to the Bank."

      j. By deleting from clause (c) of Section 5.1 of the Letter Agreement the references to Sections 3.7, 3.8, 3.9 and 3.10.


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      k. By deleting in its entirety Section 5.4 of the Letter Agreement.

      l. By deleting in its entirety Section 6.3 of the Letter Agreement; provided that the amendment made by this paragraph will not become effective until the Borrower has paid all commitment fees accrued through October 9, 1997.

      m. By deleting from the fourth sentence of Section 6.7 of the Letter Agreement the words "together with payment of the sum described in the fourth sentence of ss.6.3".

      n. By inserting into the definition of "Loan Documents" appearing in
Section 7.1 of the Letter Agreement, immediately after the words "Revolving Note", the following:

            "the Warrants, the Warrant Agreement,"

      4. In order to induce the Bank to enter into this Agreement and to make the Bridge Loan, the Borrower is paying to the Bank a non-refundable amendment fee of $10,000. This fee is not to be reduced by or applied against any fees, interest or other payments heretofore, now or hereafter required under the Letter Agreement, the Revolving Note and/or the Bridge Note.

      5. Wherever in any Financing Document, or in any certificate or opinion to be delivered in connection therewith, reference is made to a "letter agreement" or to the "Letter Agreement", from and after the date hereof same will be deemed to refer to the Letter Agreement, as hereby amended.

      6. Simultaneously with the execution and delivery of this Agreement, the Borrower is executing and delivering to the Bank the Bridge Note, in substitution of the Revolving Note. The Bridge Note is a $750,000 promissory note of the Borrower, substantially in the form attached hereto as Exhibit 1. Wherever in any of the Financing Documents or in any certificate or opinion to be delivered in connection therewith, reference is made to a "Revolving Note", from and after the date hereof same will be deemed to refer to the Bridge Note.

      7. In order to induce the Bank to enter into this Agreement, the Borrower further represents and warrants as follows:

      a. The execution, delivery and performance of this Agreement and the Bridge Note have been duly authorized by the Borrower by all necessary corporate and other action, will not require the consent of any third party and will not conflict with, violate the provisions of, or cause a default or constitute an event which, with the passage of time or the giving of notice or both, could cause a default on the part of the Borrower under its charter documents or by-laws or under any contract, agreement, law, rule, order, ordinance, franchise, instrument or other document, or result in the imposition of any lien or encumbrance (except in favor of the Bank) on any property or assets of the Borrower.

      b. The Borrower has duly executed and delivered each of this Agreement and the Bridge Note.


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      c. Each of this Agreement and the Bridge Note is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms.

      d. The statements, representations and warranties made in the Letter Agreement and/or in the Security Agreement continue to be correct as of the date hereof; except as amended, updated and/or supplemented by the attached Supplemental Disclosure Schedule.

      e. Giving effect to the amendments set forth in Section 3 above, the covenants and agreements of the Borrower contained in the Letter Agreement and/or in the Security Agreement have been complied with on and as of the date hereof.

      f. Giving effect to the amendments set forth in Section 3 above, no event which constitutes or which, with notice or lapse of time, or both, could constitute, an Event of Default (as defined in the Letter Agreement) has occurred and is continuing.

      g. Except as heretofore disclosed to the Bank in writing, no material adverse change has occurred in the financial condition of the Borrower from that disclosed in the annual financial statements of the Borrower dated December 31, 1996, heretofore furnished to the Bank.

      8. Except as expressly affected hereby, the Letter Agreement and each of the other Financing Documents remains in full force and effect as heretofore. Without limitation of the foregoing, the IAR Security Agreement and the Supplementary Security Agreement remain in full force and effect and secure inter alia the Borrower's obligations under the Bridge Note and under the Letter Agreement, as amended by this Agreement.

      Executed, as an instrument under seal, as of the day and year first above written.

                                          AUGMENT SYSTEMS, INC.


                                          By:__________________________________
                                             Name:
                                             Title:
Accepted and agreed:
FLEET NATIONAL BANK


By:________________________________
   Name:
   Title:


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